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                                                                   Exhibit 10.11


                              HANOVER DIRECT, INC.
                         KEY EXECUTIVE THIRTY-SIX MONTH
                         COMPENSATION CONTINUATION PLAN

                                    ARTICLE 1

                            ESTABLISHMENT OF THE PLAN

         1.1 Hanover Direct, Inc. (the "Company") has established the Hanover Direct, Inc. Key Executive Thirty-Six Month Compensation Continuation Plan (the "Plan") effective as of December 26, 1999. The purpose of the Plan is to attract and retain key management personnel by reducing uncertainty and providing greater personal security in the event of a Change of Control.

         1.2 The Company intends for this Plan to constitute an employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Security Act of 1974 , as amended ("ERISA"), and a severance pay plan within the meaning of Department of Labor (DOL) Regulation Section 2510.3-2(b).

                                    ARTICLE 2

                                   DEFINITIONS

         2.1 "Board of Directors" means the Board of Directors of the Company.

         2.2 "Change of Control" means the first to occur of any of the events described in subsections (i) through (iv) below.

                  (i) A Change of Control will occur when any Person becomes, through an acquisition, the beneficial owner of shares of the Company having at least fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change in Control:

                           (a) if a Person owns less than fifty percent (50%) of
the voting power of the Company and that Person's ownership increases above fifty percent (50%) solely by virtue of an acquisition of stock by the Company, then no Change of Control has occurred, unless and until that Person subsequently acquires one or more additional shares representing voting power of the Company; or

                           (b) any acquisition by a Person who as of the date of
the establishment of the Plan owned at least thirty-three percent (33%) of the Voting Shares.

                  (ii)(a) Notwithstanding the foregoing, a Change of Control will occur when the shareholders of the Company approve any of the following (each, a "Transaction"):

                           (I) any reorganization, merger, consolidation or
other business combination of the Company;

                           (II) any sale of fifty percent (50%) or more of the
Company's assets; or

                           (III) a complete liquidation or dissolution of the
Company.

                  (b) Notwithstanding (ii)(a) above, shareholder approval of either of the following types of Transactions will not give rise to a Change of Control:
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                           (I) a Transaction involving only the Company and one
or more of its subsidiaries; or

                           (II) a Transaction immediately following which the
shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity.

                  (iii) A Change of Control will occur when, within any twenty-four (24) month period, persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company. For purposes of this subsection (iii), any director who was not a director as of the effective date of this Plan shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or the nominating committee who, at the time of the vote, qualified as Incumbent Directors either actually or by prior operation of this clause, and any persons (and their successors from time to time) who are designated by a holder of thirty-three percent (33%) or more of the Voting Shares to stand for election and serve as directors in lieu of other such designees serving as directors on the effective date of the Plan shall be considered Incumbent Directors. Notwithstanding the foregoing, any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director.

                  (iv) A Change of Control will occur when the Company sells, assigns or transfers more than fifty percent (50%) of its interest in, or the assets of, one or more subsidiaries (each, a "Sold Subsidiary" and, collectively, "Sold Subsidiaries"); provided, however, that such a sale, assignment or transfer will constitute a Change of Control only for:

                           (a) the Participants who are Employees of that Sold
Subsidiary; and

                           (b) the Participants who are Employees of a direct or
indirect parent company of one or more Sold Subsidiaries of the Company, and then only if:

                                    (I) the gross assets of its Sold
Subsidiaries constitute more than fifty percent (50%) of the gross assets of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company);

                                    (II) the property, plant and equipment of
its Sold Subsidiaries constitute more than fifty percent (50%) of the property, plant and equipment of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company); or

                                    (III) in the case of a publicly-traded
parent company, the ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of its Sold Subsidiaries to (y) the market capitalization of the parent company, is greater than 0.50.

         For purposes of this Section 2.2(iv), a Transaction shall be deemed to involve the sale of more than fifty percent (50%) of a company's assets if:

                           (a) the gross assets being sold constitute more than
fifty percent (50%) of the gross assets of the company as stated on the most recent balance sheet of the company;
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                           (b) the property, plant and equipment being sold
constitute more than fifty percent (50%) of the property, plant and equipment of the company as stated on the most recent balance sheet of the company; or

                           (c) in the case of a publicly-traded company, the
ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of the division, subsidiary or business unit being sold to (y) the market capitalization of the company, is greater than 0.50.

         For purposes of this Section 2.2(iv), no Change of Control shall be deemed to have occurred if, immediately following a sale, assignment or transfer by the Company of more than fifty percent (50%) of its interest in, or the assets of, a Sold Subsidiary, any shareholder of the Company owning 33% or more of the voting power of the Company immediately prior to such transactions owns no less than the equivalent percentage of the voting power of the Sold Subsidiary.

         2.3 "Company" means Hanover Direct, Inc. or any of its subsidiaries or affiliates that adopt the Plan, except that the Company in the context of the Plan Administrator, the Board of Directors and a Change of Control shall only mean Hanover Direct, Inc.

         2.4 "Disability" means the permanent and total disability of the Participant such that he/she is unable to substantially perform his/her duties and responsibilities with the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Participant will not be considered to be permanently and totally disabled unless he/she furnishes proof of the existence of such disability in such form and manner and based on competent medical advice, and at such times, as the Plan Administrator may reasonably require.

         2.5 "Employee" means any person whom the Company employs for purposes of the Federal Insurance Contributions Act.

         2.6 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.7 "For Cause" means the involuntary termination of employment of the Participant because of (i) the willful and continued failure by the Participant to perform his/her duties at the Company, (ii) misconduct by the Participant that is injurious to the Company, financially or otherwise, (iii) commission by the Participant of an act of fraud or dishonesty relating to and adversely affecting the Company, (iv) conviction of the Participant of a felony in connection with his employment with the Company, or (v) the habitual failure of the Participant, after written notice specifying such failure and a reasonable opportunity to cure such failure having lapsed, to perform his employment duties at the Company in a satisfactory manner.

         2.8 "For Good Reason" means the voluntary termination of employment by the Participant, within two (2) years of any of the following actions that occur in anticipation of or upon or after a Change of Control, and because of (i) a substantial and material diminution in the then-current duties or responsibilities of the Participant at the Company, (ii) a material and substantial diminution in the then-current base salary, target bonus or comparable long-term incentive opportunity of the Participant, (iii) requiring the Participant to regularly report to work at a facility that is more than thirty (30) miles from the facility the Participant regularly reports, (iv) the failure by the Company to continue in effect any material benefit or compensation plan including, but not limited to, life insurance plan, health insurance plan and accidental death or disability plan in which the Participant is participating, unless such benefit or compensation plan, life insurance plan, health insurance plan, or accidental death or disability plan or similar plan is replaced with a comparable plan in which the Participant will participate or which will provide the Participant with comparable benefits, (v) the failure of the Company to provide the Participant with the number of paid vacation days to which the Participant is normally entitled in accordance with the normal vacation policy of the Company, or (vi) any action by the Company that adversely affects in a
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material way the Participant's participation in or materially reduces the
Participant's benefits under any of such benefit or compensation plans.

         2.9 "Participant" means Rakesh Kaul, or other employee selected for participation in the Plan by the Chief Executive Officer of the Company, all of whom are approved by the Plan Administrator upon the adoption of the Plan or following their employment by the Company after the effective date of the Plan.

         2.10 "Person" means any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), including a 'group' as defined in Section 13(d)(3) of the Exchange Act, but excluding (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), and (iv) any person who, as of the date of the establishment of the Plan, owned at least thirty-three percent (33%) of the Voting Shares (but excluding any unaffiliated successor or assignee of such 33% or greater holder).

         2.11 "Plan Administrator" means the Company.

         2.12 "Without Cause" means the involuntary termination of employment of the Participant due to lack of work at the Company or any other reason that the Board of Directors determines is in the best interest of the Company other than For Cause or a Disability.

                                    ARTICLE 3

                       ELIGIBILITY FOR PLAN PARTICIPATION

         Section 2.9 sets forth the employees of the Company who shall be participants in the Plan. Except as set forth in Article 9 of the Plan, prior to a Change of Control the participation in the Plan of any Participant shall cease on the following dates: (i) the date a Participant is no longer classified as an eligible Employee; (ii) the date of the Participant's death; (iii) the date on which a Participant voluntarily terminates his/her employment with the Company;
(iv) the date on which a Participant is terminated by the Company; or (v) the effective date of the termination of the Plan; provided, however, that in no event shall Employee's participation in the Plan be terminated in anticipation of a Change of Control. Except as set forth in Article 9 of the Plan, upon or after a Change of Control the participation in the Plan of any Participant shall cease on the following dates: (i) the date a Participant is no longer classified as an eligible Employee; (ii) the date on which a Participant voluntarily terminates his/her employment with the Company without Good Reason; (iii) the date on which a Participant is terminated by the Company for Cause; (iv) the date on which a Participant voluntarily or involuntarily terminates employment as a result of Disability; or (v) the effective date of the termination of the Plan.

                                    ARTICLE 4

                       CONDITIONS FOR PAYMENT OF BENEFITS

         A Participant shall be entitled to severance pay and benefits under the Plan only if there occurs a Change of Control and thereafter the Company terminates his/her employment Without Cause or the Participant voluntarily terminates his/her employment for Good Reason during the two (2) year period following the Change of Control. A Participant shall not be entitled to severance pay and benefits under the Plan if he/she (i) resigns other than for Good Reason, (ii) is terminated for Cause, (iii) dies prior to a Change of Control or prior to a termination qualifying for severance pay and benefits under the Plan; or (iv) voluntarily or involuntarily terminates employment as a result of Disability.
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                                    ARTICLE 5

                          SALARY CONTINUATION BENEFITS

         5.1 The amount of severance pay and benefits to which a Participant will be entitled shall include (i) an amount equal to thirty-six (36) months of the Participant's base annualized salary; (ii) an amount equal to three (3) times the greater of (x) a short-term bonus calculated pursuant to the 2000 Short-Term Plan for Rakesk K. Kaul (the "Short-Term Plan") as if the Company had met 100% of its target for the year in which the termination occurs or (y) the average of the short-term bonus amounts paid or payable to the Participant pursuant to the Short-Term Plan for the greater of (1) the two years preceding the year of termination or (2) the two years preceding the year of the Change of Control; (iii) to the extent not previously paid to the Participant, the short-term bonus payable to the Participant pursuant to the Short-Term Plan for the year preceding the termination of the Participant; (iv) for the year of the Participant's termination, a short-term bonus calculated pursuant t o the Short-Term Plan as if the Company had met 100% of its target for such year, but pro rated to reflect the portion of such year during which the Participant was employed; (v) an amount equal to thirty-six (36) times the monthly applicable premium that would be charged by the Company for COBRA continuation coverage for the Participant, the Participant's spouse and the dependents of the Participant under the Company's group health plan at the time of the Participant's termination of employment; (vi) an amount equal to thirty-six (36) months of the Participant's car allowance then in effect as of the date of the termination of the Participant; and (vii) an amount equal to the cost of twelve (12) months of executive-level outplacement services at a major outplacement services firm.

         5.2 Except as set forth in Section 5.3, the aggregate severance payments described in Section 5.1 above shall be made to the Participant in one lump sum payment within thirty (30) days of the Participant's termination of employment with the Company.

         5.3 Severance payments will be made only after the Participant executes a release and waiver containing such terms and conditions as the Plan Administrator may reasonably require.

         5.4 In the event that any portion of the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Participant under the Plan ("Aggregate Payments") is determined to constitute an Excess Parachute Payment, as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Participant prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payments, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payments; provided, however, that if the present value of the Aggregate Payments exceed the Safe-Harbor Amount (as hereinafter defined) by ten percent (10%) or less, then the Aggregate Payments shall be reduced (in present value) to the Safe-Harbor Amount. The "Safe-Harbor Amount" means the amount, expressed as a present value, which maximizes the aggregate present value of the Aggregate Payments without causing any payment to be subject to the Excise Tax as a result of Section 280G of the Code. For purposes of this Section 5.4, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                                    ARTICLE 6

                            CURRENT YEAR BONUS PAYOUT

         Upon the occurrence of a Change of Control, the Participant will be eligible for a current year bonus payout of an amount equivalent to his or her eligible target bonus as defined in the Company's Management Incentive Plan prorated by the portion of the year that has elapsed up to the date of the Change of Control. Such bonus payout shall be made within thirty (30) days of the Participant's termination of employment with the Company if such Participant's employment terminates as a result of the Change of Control.
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                                    ARTICLE 7

                       OPTIONAL CASH OUT OF STOCK OPTIONS

         7.1 Notwithstanding any other provisions of the Plan, if a Change of Control occurs then all stock options and stock appreciation rights previously granted to the Participant shall become fully exercisable as of the date of the Change of Control, whether or not otherwise exercisable and vested as of that date.

         7.2 In the event that during the two (2) year period following a Change of Control the Company terminates the Participant's employment Without Cause or the Participant voluntarily terminates his/her employment for Good Reason, any options held by the Participant at the time of such termination shall remain exercisable until twelve (12) months following such termination (but not beyond the expiration of the option's term).

         7.3 Any Participant may, at any time within thirty (30) days next following the Change of Control, in lieu of exercising his/her stock options, elect to receive a cash payment equal to the positive difference between (i) the aggregate exercise price of the shares for which such election is made, and (ii) the fair market value of such shares on the date such right is exercised; provided, however, that any such election to receive a cash payment would not violate the applicable pooling of interest rules in effect at the time of the Change of Control.

         7.4 Any restricted period in effect as of the date of the Change of Control shall end with respect to shares of restricted stock previously awarded to the Participant.

                                    ARTICLE 8

                               CLAIMS FOR BENEFITS

         8.1 In the event that a Participant desires to make a claim with respect to any of the benefits provided hereunder, the Participant shall submit evidence satisfactory to the officer of the Company that the Plan Administrator designates to receive claims. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event that the Participant is asserting constitutes a termination of employment or the first occurrence of the event which otherwise forms the basis of the Participant's claim. Failure by the Participant to submit his/her claim within the ninety (90) day period shall bar the Participant from any claim for benefits under the Plan as a result of the occurrence of that event.

         8.2 In the event that a claim of a Participant is wholly or partially denied, the Participant or his/her duly authorized representative may appeal the denial of the claim to the Board of Directors or to any committee that the Board of Directors designates at any time within ninety (90) days after the Participant receives written notice from the Company of the denial of the claim. In connection therewith, the Participant or his/her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Board of Directors or such designated committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

         8.3 No benefit that shall be payable under the Plan to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.
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         8.4 The Plan shall not give any Employee or Participant any right or claim except to the extent that the right is fixed specifically under the Plan. The establishment of the Plan shall not be construed to give any Employee or Participant a right to be continued in the employ of the Company or as interfering with the right of the Company to terminate the employment of any Employee or Participant at any time.

                                    ARTICLE 9

                    ADMINISTRATION AND FINANCING OF THE PLAN

         9.1 The Plan Administrator and/or the Board of Directors shall have the discretion, authority, duty, power and responsibility to decide all factual and legal questions under the Plan, including without limitation, (i) the interpretation and construction of the provisions of the Plan as it deems appropriate, necessary or advisable and any ambiguous or unclear terms within the plan document, (ii) the adoption, establishment and revision of rules, procedures and regulations relating to the Plan, (iii) the determination of the conditions subject to which any benefits may be payable, (iv) the resolution of all questions concerning the status and rights of a participant and others under the Plan, whether a claimant is eligible for benefits under the Plan and the amount of the benefits, if any, a claimant is entitled to receive, and (v) any other determinations which it believes necessary or advisable for the administration and operation of the Plan.. All determinations of the Plan Administrator and/or Board of Directors shall be final and binding on all Employees and Participants. The Plan Administrator may appoint a committee or an agent or other representative to act on its behalf, and may delegate to such committee or agent or representative any of the powers of the Plan Administrator (the "Committee"). Any action that such Committee or agent or representative takes shall be considered to be the action of the Plan Administrator, when the committee or agent or representative is acting within the scope of the authority that the Plan Administrator delegates it, and the Plan Administrator shall be responsible for all such actions.

         9.2 The company that employs the Participant on his last day of employment will fund the Plan by payments made from its general assets.

                                   ARTICLE 10

                            AMENDMENT AND TERMINATION

         The Board of Directors in accordance with applicable corporate law reserves the right at any time to amend or terminate the Plan, except that if the Plan is terminated in anticipation of or upon or after a Change of Control has occurred, the Board of Directors may not terminate the participation in the Plan of any Participant who is in the Plan when a Change of Control is anticipated or as of the date of the Change of Control and the Board of Directors may not amend or terminate the Plan as it affects any Participant in the Plan as of the date of the Change of Control.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

         11.1 The failure of the Plan Administrator to enforce any of the provisions of the Plan shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of the Plan or any part thereof, or the right of the Plan Administrator thereafter to enforce every provision.

         11.2 This Plan replaces and supercedes all prior plans, programs and arrangements providing severance-type benefits to the Participant. The severance pay and benefits payable under this Plan shall not duplicate any benefits provided to the Participant under any agreement, arrangement, program, employee handbook , severance or other plan entered into or effective after the effective date of the Participant's
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participation in the Plan and prior to or after a Change of Control. The benefits that this Plan provides shall not be reduced or offset by any other payments or benefits that the Participant may receive from any other third party or other employer after the termination of the Participant's employment with the Company.

         11.3 Article headings are for convenience only and the language of the Plan itself will be controlling.

         11.4 This Plan shall be unfunded. Any liability of the Company under the Plan shall be based solely on contractual obligations, if any, that are created hereunder. No such liability of the Company shall be deemed to be secured by any property of the Company.

         11.5 Each member of any committee and each member of the Board of Directors shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken (or the omission of any action) by such individual with respect to the Plan unless the liability, cost or expense arises from the individual's (i) claim for his or her own benefit, (ii) gross negligence, (iii) bad faith, (iv) reasonable belief his or her conduct was unlawful, (v) conviction of any criminal act or criminal misconduct. This indemnification shall continue as to an individual who has ceased to be a committee member or member of the Board of Directors and shall inure to the benefit of the heirs, executors and administrators of such individual.

         11.6 Whenever any benefits become payable under the Plan, the Company shall have the right to withhold such amounts as are sufficient to satisfy any federal, state or local withholding tax requirements.

         11.7 The Participant is under no obligation to mitigate the terms of this Agreement.

         11.8 The Plan shall be construed and administered under the laws of the State of New York.


         IN WITNESS WHEREOF, the Company has caused the Plan to be executed on March 6, 2000.

                                       HANOVER DIRECT, INC.

                                       By:   /s/ Ralph Bulle
                                          --------------------------------

                                       Title:  Senior Vice President
                                             -----------------------------